Exhibit 10.2

Ball Corporation

Deposit Share Program

for International Participants

Confidential

Effective Date March 7, 2001

Amended and Restated July 27, 2016

Table of Contents

1.	Purpose		1
2.	Definitions		1
	2.1	Award Date	1
	2.2	Award Letter	1
	2.3	Acquisition Period	1
	2.4	Change in Control	1
	2.5	Cliff Lapse	1
	2.6	Committee	1
	2.7	Disability	1
	2.8	Effective Date	1
	2.9	Grant Date	1
	2.10	Holding Period	1
	2.11	Newly Acquired Shares	2
	2.12	Participant	2
	2.13	Program	2
	2.14	Restricted Stock Units (“RSUs”)	2
	2.15	Retirement	2
3.	RSU Grant		2
	3.1	Form of Grant	2
	3.2	Minimum Number of Newly Acquired Shares	2
	3.3	Granting of RSUs	3
4.	Holding Period for the Newly Acquired Shares		3
5.	Lapse of Restrictions		3
	5.1	Cliff Lapse	3
	5.2	Accelerated Lapse Rate	3
6.	Additional Cash Payment		3
7.	Retirement, Disability or Death		3
	7.1	Retirement	3
	7.2	Disability or Death	4
8.	Forfeiture		4
9.	Miscellaneous		4
	9.1	Administration of the Program	4
	9.2	Amendment and Termination of Program	4
	9.3	Successors and Mergers, Consolidations, or Change in Control	4
	9.4	Recoupment of Awards Resulting from Fraud or Intentional Misconduct	5
	9.5	Employment or Future Eligibility to Participate Not Guaranteed	5
	9.6	Gender, Singular or Plural	5
	9.7	Captions	5
	9.8	Applicable Law	5
	9.9	Validity	5

Effective Date March 7, 2001

Amended and Restated July 27, 2016

Deposit Share Program  (“Program”)

1.           Purpose

To encourage key executives to acquire a larger equity ownership interest in the Corporation to further align the personal interests of the Participants with the interests of the shareholders of the Corporation, in order to promote share price growth and enhancement of shareholder value.

2.           Definitions

2.1         Award Date means the actual date the Participant is given the opportunity to purchase Newly Acquired Shares pursuant to the Program.

2.2         Award Letter means the document notifying the Participant of his/her participation in the Program along with specific terms related to such participation.

2.3         Acquisition Period means the time period during which the Participant may acquire shares pursuant to this Program.

2.4         Change  in Control means “Change in Control” as defined in the Ball Corporation 2013 Stock and Cash Incentive Plan or its successor.

2.5         Cliff Lapse means restrictions lapse at one time on the date established on the date of grant of Restricted Stock Units under the Program.

2.6         Committee means the Human Resources Committee of the Board of Directors of Ball Corporation.

2.7         Disability means a bodily injury or disease that totally and continuously prevents the Participant, for a period as defined in the Corporation’s applicable policies, from engaging in the Participant’s regular occupation.

2.8         Effective Date means July 27, 2016, which is the effective date of the Amended and Restated Deposit Share Program.

2.9         Grant Date means the actual date the Restricted Stock Units are granted pursuant to this Program.

2.10       Holding Period means the time period during which a Participant is required to retain Newly Acquired Shares in order to have the restrictions lapse on Restricted Stock Units.

Effective Date March 7, 2001

Amended and Restated July 27, 2016

2.11       Newly Acquired Shares means Ball Corporation Common Stock acquired during the Acquisition Period, including shares acquired via market purchase or stock option / stock appreciation right exercise.  It does not include Ball Corporation Common Stock obtained via a restricted stock unit grant or vesting that is unrelated to this Program, or by a Participant through the Corporation’s other benefit plans, which include but are not limited to the Ball Corporation 401(k) and Employee Stock Ownership Plan and the Employee Stock Purchase Plan.

2.12       Participant means an employee who has been selected for participation in the Program by management and approved by the Committee.

2.13       Program means the Amended and Restated Deposit Share Program as set forth in this document and as amended from time to time.

2.14       Restricted Stock Units (“RSUs”) means units of stock that are awarded to a Participant under this Program pursuant to the Ball Corporation 2013 Stock and Cash Incentive Plan or its successor.

2.15       Retirement means termination of employment by a Participant for whatever reason other than death or disability after attainment of age and service years which, when combined, equals or exceeds seventy (70), subject to a minimum age of fifty-five (55). This definition of Retirement is subject to any existing or additional statutory requirements or prescribed definition of retirement as set forth by local laws in jurisdictions where the Program is to be implemented and which would take precedence.

3.           RSU Grant

3.1         Form of Grant–The grant under this Program shall be a RSU grant pursuant to the Ball Corporation 2013 Stock and Cash Incentive Plan or its successor.  If, at any time or from time to time, during the Acquisition Period, or within 45 days thereafter, the Participant provides documentation to the Executive Compensation Programs Department of the Corporation, reasonably satisfactory to the Corporation, of Participant’s acquisition of Newly Acquired Shares during the Acquisition Period, together with a written promise by the Participant to retain the shares for the Holding Period, then the Corporation will grant the Participant a designated number of RSUs for each Newly Acquired Share so acquired as specified in the Participant’s Award Letter, up to the maximum number of RSUs also specified in the Participant’s Award Letter.

3.2         Minimum Number of Newly Acquired Shares–The minimum number of Newly Acquired Shares that will be matched by RSUs at one time is the lesser of 500 shares or the amount required to complete the award.  The Participant may accumulate purchases, and when the total number of accumulated shares is equal to or exceeds 500 shares or the amount required to complete the award, the Participant may then request that matching RSUs be granted.

Effective Date March 7, 2001

Amended and Restated July 27, 2016

3.3         Granting of RSUs–Unless otherwise specified in the Award Letter, the RSUs will be granted on the 15th of each month provided the documentation required in this Section 3 is received on or before the 5th of that month, otherwise it will be granted the following month.  If the 15th occurs on a holiday or weekend, the RSUs will be issued on the workday immediately prior to that holiday or weekend.

4.           Holding Period for the Newly Acquired Shares

The Participant must agree that the Newly Acquired Shares for which the RSUs were granted will not be sold or transferred prior to the lapse of restrictions on the matching RSUs. Corporate officers are discouraged from pledging such shares, and should check with the General Counsel before doing so. For Participants that are not officers of the Corporation, a pledge of Newly Acquired Shares as collateral for any loan during the Holding Period is not considered to be a sale or transfer of the shares for purposes of this Program; however, in the event of default on the loan during the Holding Period, the Newly Acquired Shares will be considered to be sold and the matching RSUs will be forfeited.

5.           Lapse of Restrictions

5.1         Cliff Lapse–Except as provided herein, restrictions on all RSUs will cliff lapse on the date that is specified in the Award Letter and the Participant will be issued Ball Corporation Common Stock.

5.2         Accelerated Lapse Rate–The restrictions may lapse at an accelerated rate as specified in the Award Letter and the Participant will be issued Ball Corporation Common Stock.

6.            Additional Cash Payment

The Participant also will receive a dividend equivalent, if any, payable with respect to the RSUs  from the date of grant until restrictions lapse.

7.            Retirement, Disability or Death

7.1         Retirement–Participants who retire before restrictions lapse on RSUs granted under this Program will receive a prorated portion of their outstanding RSUs and the restrictions on the prorated RSUs will lapse.  Fractional RSUs will be rounded up at proration.

Effective Date March 7, 2001

Amended and Restated July 27, 2016

Proration Calculation

Number of RSUs outstanding on date of retirement	X	Number of days from grant to retirement Number of days from grant to scheduled cliff lapse	=	Number of RSUs outstanding after proration

7.2          Disability or Death–Restrictions on the RSUs outstanding at disability or death will lapse and Ball Corporation common stock will be issued to the Participant or the Participant’s estate or beneficiary.

8.           Forfeiture

All rights in and to any and all RSUs granted pursuant to this Program which have not had restrictions lapse as described above in this Program, shall be forfeited upon the Participant’s termination from the Corporation, except as provided for in Section 7. Any Participant whose employment terminates for cause, regardless of Retirement status, shall all outstanding RSUs under this Program.  In addition, any RSUs granted pursuant to this Program shall be forfeited if the Newly Acquired Shares to which the RSUs relate are sold or transferred by the Participant prior to the lapse of restrictions on such RSUs.  For each RSU for which the restrictions have lapsed, the holding period requirement for the Newly Acquired Shares for which the RSUs were granted shall also end.

9.           Miscellaneous

9.1         Administration of the Program–The Human Resources Committee of the Board of Directors shall be the sole administrator of the Program.  The Committee shall have full power to formulate additional details and regulations for carrying out this Program.  The Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Program.  Any decision or interpretation of any provision of this Program adopted by the Committee shall be final and conclusive.

9.2         Amendment and Termination of Program–The Committee may at any time amend the Program in whole or in part; provided, however, that no amendment shall be effective to affect the Participant’s vested right therein, and, except as provided below, no amendment shall be effective to decrease the future benefits under the Program payable to any Participant or beneficiary with respect to any amount granted or vested prior to the date of the amendment.  Written notice of any amendments shall be given promptly to each Participant.  No notice shall be required with respect to amendments that are non-material or administrative in nature.

9.3         Successors and Mergers, Consolidations, or Change in Control–The terms and conditions of this Program and Election Form shall enure to the benefit of and

Effective Date March 7, 2001

Amended and Restated July 27, 2016

bind the Corporation, the Participants, their successors, assignees, and personal representatives.  If a Change in Control shall occur then the rights and obligations shall be those outlined in the 2013 Stock and Cash Incentive Plan, or its successor.

9.4         Recoupment of Awards Resulting from Fraud or Intentional Misconduct–If the Board or an appropriate Committee of the Board determines that any fraud or intentional misconduct by one or more Officers or other executives of the Corporation, or an affiliate, at a level of Vice President or above caused the Corporation, directly or indirectly, to restate its financial statements and the Officer or such executive has received more compensation than would have been paid absent the fraud or intentional misconduct, the Board or Committee, in its discretion, shall take such action as it deems necessary or appropriate to remedy the fraud or intentional misconduct and prevent its recurrence.  Such action may include, to the extent permitted by applicable law, in appropriate cases, requiring partial or full reimbursement of any incentive compensation paid to the Officer or such executive or causing partial or full cancellation of any outstanding RSUs previously granted to such Officer or such executive in the amount by which the value of the such compensation exceeds or exceeded any lower value that would have resulted based on the restated financial results.

9.5         Employment or Future Eligibility to Participate Not Guaranteed–Nothing contained in this Program, nor any action taken hereunder, shall be construed as a contract of employment or as giving any Participant any right to be retained in the employ of the Corporation.  Designation as a Participant is discretionary, is not a contractual right, and may be revoked at any time by the Committee with respect to any RSUs not yet granted.

9.6         Gender, Singular and Plural–All pronouns and any variations thereof shall be deemed to refer to the masculine and feminine gender as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

9.7         Captions–The captions to the articles, sections, and paragraphs of this Program are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.8         Applicable Law–This Program shall be governed and construed in accordance with the laws of the State of Indiana.

9.9         Validity–In the event any provision of this Program is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Program.

Effective Date March 7, 2001

Amended and Restated July 27, 2016